CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                     OF THE

                          8% NONCUMULATIVE CONVERTIBLE
                                PREFERRED STOCK

                                      and

                                8% NONCUMULATIVE

                           REDEEMABLE PREFERRED STOCK

                          (Par Value $1.00 Per Share)

                                       of

                               AMPEX CORPORATION

                   ------------------------------------------

                         Pursuant to Section 151 of the

                General Corporation Law of the State of Delaware

                   ------------------------------------------

     Ampex Corporation (formerly known as Ampex Incorporated), a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), does hereby certify:

     That, pursuant to authority conferred on the Board of Directors of the Corporation by the Restated Certificate of Incorporation of said Corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, as amended, said Board of Directors, at a meeting held on June 24, 1998, adopted a resolution providing for the issuance of two series of Preferred Stock consisting of Ten Thousand (10,000) shares of 8% Noncumulative Convertible Preferred Stock, $1.00 par value per share, and Twenty-One Thousand Eight Hundred Fifty Nine (21,859) shares of 8% Noncumulative Mandatorily Redeemable Preferred Stock of the Corporation, $1.00 par value per share, which resolution is as follows:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with provisions of the Restated Certificate of Incorporation, as amended of the Corporation, a series of Preferred Stock known as 8% Noncumulative Convertible Preferred Stock and a series of Preferred Stock known as 8% Noncumulative Redeemable Preferred Stock be, and hereby are, created, classified, authorized and the issuance thereof provided for, and that the designation and number of shares, and relative rights, preferences and limitations thereof, shall be as set forth in the form appended hereto.

     Section 1. Designation and Amount.

     The shares of Preferred Stock being created hereby shall consist of two series, which shall be designated, respectively, as "8% Noncumulative Convertible Preferred Stock" (the "Convertible Preferred Stock"), and "8% Noncumulative Redeemable Preferred Stock" (the "Redeemable Preferred Stock"). The Convertible Preferred Stock and the Redeemable Preferred Stock are referred to collectively herein as the "Preferred Stock." The number of shares of Convertible Preferred Stock shall be limited to Ten Thousand (10,000) shares, and the number of shares of Redeemable Preferred Stock shall be limited to Twenty-One Thousand Eight Hundred Fifty-Nine (21,859) shares. The relative rights, preferences, restrictions and other matters relating to the Preferred Stock are contained in this Certificate of Designations. Unless otherwise specified in this Certificate of Designations, each series of Preferred Stock created hereby shall have the same relative rights, preferences and limitations.

     Section 2. Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings:

     "Affiliate" means, with respect to any Person, any Person (other than Persons affiliated with Keystone Custodian Funds, Inc., Fidelity Management and Research Company and/or Fidelity Management Trust Company), that directly or indirectly, controls, is controlled by or under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Annual Dividend Rate" has the meaning set forth in Section 4(a) hereof.

     "Board of Directors" means the Board of Directors of the Corporation.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

     "Capital Stock" means any and all shares, rights to purchase, warrants, options, participations or other equivalents of or interests (other than security interests) in (however designated and whether voting or nonvoting) corporate stock.

     "Certificate of Designations" means this Certificate of Designations, Rights and Preferences establishing the Preferred Stock pursuant to Section 151 of the General Corporation Law of the State of Delaware, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof and pursuant to applicable law.

     "Change of Control"  means the  occurrence of any of the following  events:
(i) any Person which is a "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act), other than SCI and its Affiliates and the Holders and their Affiliates, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total Voting Stock of the Corporation; (ii) the Corporation consolidates with, or merges with or into, another Person, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Corporation is converted into or exchanged for cash, securities or other property; or (iii) any order, judgment or decree is entered against the Corporation decreeing the dissolution or split up of the Corporation and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days.

     "Change of Control Offer" has the meaning set forth in Section
8(a) hereof.

     "Change of Control Purchase Date" has the meaning set forth in Section 8(b) hereof.

     "Class A Common Stock" means the Class A Common Stock of the Corporation, $.01 par value per share.

     "Class C Common Stock" means the Class C Common Stock of the Corporation, $.01 par value per share.

     "Closing Date" means the date on which the shares of Preferred Stock are initially issued pursuant to the exchange described in the Exchange Agreement.

     "Common Stock" means the Class A Common Stock and Class C Common Stock, and all shares hereafter authorized of any class of common stock of the Corporation.

     "Default" has the meaning set forth in Section 4(c) hereof.

     "Dividend Payment Date" has the meaning set forth in Section 4(a) hereof.

     "Dividend Period" has the meaning set forth in Section 4(a) hereof.

     "Exchange Agreement" means the Exchange Agreement for Preferred Stock, dated as of June 22, 1998, among the Corporation and each of the Initial Holders signatory thereto, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.

     "Fair Market Value" means, as of any date with respect to the Common Stock, the average of the prices of Class A Common Stock for the 30 consecutive Trading Days prior to the day in question. The price of Class A Common Stock for each day shall be (i) if the Class A Common Stock is listed or admitted for trading on any national securities exchange, the closing price of the Class A Common Stock on the principal securities exchange on which such the Class A Common Stock is listed, (ii) if not listed or admitted for trading on any national securities exchange, the closing price of the Class A Common Stock on the National Market System of NASDAQ, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, or (iii) if not quoted as described in clause (i) or clause (ii), the mean between the highest bid and lowest offered quotations for Class A Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted bid quotations for such class of stock on at least 5 of the 10 Trading Days preceding the day in question. If none of the conditions set forth above is met, the price of Class A Common Stock on any day shall be the fair market value of Class A Common Stock as determined by a member firm of the American Stock Exchange selected by the Corporation.

     "Holder" means the person in whose name shares of Preferred Stock are registered on the books of the Corporation.

     "Initial Holder" means each Person in whose name shares of Preferred Stock are initially registered on the books of the Company, and any permitted transferee of such Initial Holder that is an affiliate of such Initial Holder.

     "Junior Stock" means all Class A Common Stock, Class C Common Stock, and any other class or series of Capital Stock of the Corporation now or hereafter issued and outstanding that ranks junior as to dividends and/or liquidation to the Preferred Stock.

     "Liquidation Preference" means, with respect to each share of Preferred Stock, the sum of $2,000.00 (as adjusted to reflect any stock dividend, subdivision, reclassification, distribution or similar event relating to the Preferred Stock).

     "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

     "Person" means an individual, a corporation, a partnership, a joint venture, an association, a joint-stock company, a trust, a business trust, a government or any agency or any political subdivision, any unincorporated organization, or any other entity.

     "Preferred Stock" has the meaning set forth in Section 1 hereof.

     "Redemption Common Stock" has the meaning set forth in Section
6(c) hereof.

     "Redemption Date" means any date on which shares of Preferred Stock are to be redeemed pursuant to Section 6 hereof.

     "Redemption Price" has the meaning set forth in Section 6(a) hereof.

     "Restricted Payment" has the meaning set forth in Section 4(d) hereof.

     "SCI" means Sherborne & Company Incorporated, a Delaware corporation.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended from time to time.

     "Subsidiary" means (i) a corporation a majority of the Voting Stock of which is, at the time, directly or indirectly owned by the Corporation, by a Subsidiary or Subsidiaries of the Corporation (as the case may be) or by the Corporation and a Subsidiary or Subsidiaries of the Corporation (as the case may be), or (ii) any other Person (other than a corporation) in which the Corporation, one or more Subsidiaries of the Corporation (as the case may be), or the Corporation and one or more of its Subsidiaries (as the case may be), directly or indirectly, at the date of determination thereof, has at least majority ownership interest.

     "Trading Day" means, with respect to the Common Stock (i) if any series of Common Stock is listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business, or (ii) if any series of Common Stock is quoted on the National Market System of NASDAQ or any similar system of automated dissemination of quotations of securities prices, each day on which trades may be made on such system, or (iii) if shares of the Corporation's Common Stock are not listed or admitted for trading on NASDAQ or any securities exchange, a Business Day.

     "Voting Stock" means, with respect to any Person, all classes of Capital Stock of such Person then outstanding and normally entitled to vote for the election of directors of such Person. Any reference to a percentage of Voting Stock shall refer to the percentage of votes eligible to be cast for the election of directors which are attributable to the applicable shares of Voting Stock.

     "Wholly-Owned Subsidiary" means any Subsidiary with respect to which all of the outstanding Voting Stock (other than director's qualifying shares) of which are owned, directly or indirectly, by the Corporation.

     Section 3. Rank. All shares of Preferred Stock shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all of the Corporation's now or hereafter issued Junior Stock. The shares of Convertible Preferred Stock and the shares of Redeemable Preferred Stock shall rank pari passu with respect to dividend rights and rights on liquidation, dissolution or winding up of the Corporation.

     Section 4. Dividends.

          (a) Payment of Dividends. The Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, in its sole discretion, out of funds legally available therefor, cash dividends at the rate per annum of 8% (the "Annual Dividend Rate") on the Liquidation Preference.

     Dividends on the Preferred Stock declared by the Board of Directors shall be payable quarterly, in arrears, on March 31, June 30, September 30, and December 31 of each year commencing June 30, 1998 (each such date, a "Dividend Payment Date"); provided that if any such date is not a Business Day, then such dividend shall be paid on the next succeeding Business Day. Each such dividend shall be payable to Holders of Preferred Stock at the close of business on the record date established by the Board of Directors, which record date shall be not more than 60 days prior to the date fixed for payment thereof. Quarterly dividend periods (each a "Dividend Period") shall commence on and include the first day of January, April, July and October of each year and shall end on and include the date next preceding the next Dividend Payment Date; provided, however, that the first Dividend Period shall commence on the Closing Date and shall end on and include June 30, 1998. The amount of dividends payable per share of Preferred Stock for each full Dividend Period shall be computed by applying the Annual Dividend Rate to the Liquidation Preference and dividing such amount by four (4) (the "Dividend Amount"). The Dividend Amount payable for the initial Dividend Period and any period shorter than a full Dividend Period shall be computed on the basis of actual days elapsed and a 360-day year consisting of twelve 30-day months.

          (b) Distribution of Dividend Payments. All payments of dividends on the Preferred Stock shall be distributed ratably among the Holders of Preferred Stock based upon the aggregate number of shares of Preferred Stock held by each Holder.

          (c) Additional Dividends. In the event that the Corporation shall fail to comply with its obligations under Section 4(d)below, or the Corporation shall fail to comply with any of its obligations under Section 7 or Section 8 below and such failure shall continue uncured for a period of 30 days (each such event, a "Default"), then from the date of such Default and so long as such Default shall continue to exist unwaived or uncured, the Annual Dividend Rate applicable to the Preferred Stock shall be increased to a rate per annum of 10% on the Liquidation Preference.

          (d) Limitations on Certain Payments. So long as any Preferred Stock shall be outstanding, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption, exchange or other retirement of, any Junior Stock with respect to any Dividend Period, except any dividend or distribution payable solely in shares of Common Stock, or the purchase, redemption, exchange or other retirement of shares of Junior Stock in exchange solely for shares of Common Stock; provided, however, that so long as (i) the Corporation shall have paid to the Holders the Dividend Amount with respect to any Dividend Period, and
(ii) no other Default shall have occurred and continue to exist, the Corporation may make any such dividend, distribution or other payment not permitted by this
Section 4(d) with respect to such Dividend Period (each such payment, a "Restricted Payment"), if the aggregate amount of such Restricted Payment, together with all other Restricted Payments made during the previous four (4) Dividend Periods, would not exceed the sum of 50% of the aggregate Consolidated Net Income over the preceding four (4) Dividend Periods (treated as a single accounting period).

     Section 5. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive out of assets of the Corporation available for distribution to shareholders an amount equal to all declared and unpaid dividends on such shares plus a sum equal to the Liquidation Preference for each share of Preferred Stock then held by them, before any payment shall be made or any assets distributed to the holders of Junior Stock. If the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Preferred Stock in proportion to the shares of Preferred Stock then held by them.

     Section 6. Redemption.

          (a) Mandatory Redemption. The Corporation shall redeem, out of funds legally available therefor, outstanding shares of Preferred Stock as follows:

               (i) On each September 30, December 31, March 31 and June 30 (each, a "Mandatory Redemption Date"), commencing June 30, 2001, a number of shares of Convertible Preferred Stock equal to 1/28th of the number of shares of Convertible Preferred Stock (rounded up to the nearest whole share) originally issued hereunder (or such lesser number of shares as shall be outstanding on the applicable Mandatory Redemption Date), at a redemption price per share of (the "Redemption Price") equal to 100% of the Liquidation Preference thereof plus all declared but unpaid dividends on such share;

               (ii)  (A) On each of June  30,  1999,  September  30,  1999,  and
December 31, 1999, a number of shares of Redeemable Preferred Stock having an aggregate Liquidation Preference equal to $1,500,000, and (B) on each Mandatory Redemption Date thereafter, commencing March 31, 2000, a number of shares of Redeemable Preferred Stock equal to 1/36th of the number of shares of Redeemable Preferred Stock (rounded up to the nearest whole share) outstanding on February 28, 2000 (or such lesser number of shares as shall be outstanding on the applicable Mandatory Redemption Date), in each case, at the Redemption Price per share specified above; provided however, that if the Fair Market Value of the Class A Common Stock for any 30 consecutive Trading Days in any quarterly Dividend Period shall exceed $8.00 per share (subject to appropriate adjustment to reflect any stock split, recombination of shares or similar event affecting the Common Stock of the Company), the number of shares of Redeemable Preferred Stock mandatorily redeemable by the Corporation pursuant to Section 6(a)(ii)(B) on the next succeeding Mandatory Redemption Date shall be equal to 200% of the number of shares otherwise redeemable by the Corporation on such Date.

          (b) Optional Redemption. The Corporation may, at its option, on any date set by the Board of Directors, redeem, out of funds legally available therefor, shares of Preferred Stock of either series, in whole at any time or in part from time to time, for an amount equal to the Redemption Price. Notwithstanding the foregoing, the Corporation shall not redeem the Convertible Preferred Stock prior to June 30, 2001, nor shall the Corporation redeem less than all outstanding shares of either series of Preferred Stock until all declared and unpaid dividends on all outstanding shares of Preferred Stock of such series shall have been or shall concurrently be paid in full.

          (c) Mandatory Redemption Payments. Notwithstanding anything to the contrary contained herein, if on any Mandatory Redemption Date the Corporation does not have legally available funds sufficient to make the required redemption payment in cash, the Corporation shall make such mandatory redemption payment by issuing shares of Common Stock, valued in accordance with the procedures specified in Section 6(d)(iii) below, in an amount equal to the applicable Redemption Price.

          (d) Procedures for Redemption.

               (i) If fewer than all outstanding shares of Preferred Stock are to be redeemed, the number of shares of Preferred Stock to be redeemed from each Holder thereof shall be the number of shares determined by multiplying the total number of shares of Preferred Stock to be redeemed by a fraction, the numerator of which shall be the total number of shares of Preferred Stock held by such Holder and the denominator of which shall be the total number of shares of Preferred Stock then outstanding. Upon surrender of a stock certificate evidencing shares of Preferred Stock that are redeemed in part, the Corporation shall issue and deliver or cause to have issued and delivered to a Holder (at the Corporation's expense) a new stock certificate evidencing the unredeemed shares.

               (ii) At least 30 days but not more than 60 days before the applicable Redemption Date, the Corporation or, at the Corporation's request, the Corporation's transfer agent (the "Transfer Agent"), shall mail a notice of redemption by first-class mail postage prepaid to each Holder, addressed to each such Holder at its last address shown on the stock transfer books of the Corporation. Such notice shall identify the shares of Preferred Stock to be redeemed and shall, among other things, state:

                    (A)  the Redemption Date;

                    (B) the Redemption Price and the type of consideration being paid in connection with the redemption;

                    (C) that the shares of Preferred Stock called for redemption must be surrendered to the Corporation to collect the Redemption Price;

                    (D) if fewer than all of the outstanding shares of Preferred Stock are to be redeemed, the identification and amounts of the shares of Preferred Stock to be redeemed, and that after the applicable Redemption Date, upon surrender of the stock certificate or certificates evidencing such shares, a new stock certificate equal to the unredeemed portion will be issued; and

                    (E) the section of the Certificate of Designation pursuant to which the shares of Preferred Stock called for redemption are being redeemed.

Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice given to any other Holder.

          (iii) In connection with any optional or mandatory redemption made pursuant to this Section 6, the Corporation shall pay the Redemption Price of the shares redeemed in cash; provided, however, that the Corporation, at its option, shall have the right to pay the Redemption Price of the shares redeemed either (x) in cash, or (y) in shares of Class A or, if requested by a Holder in lieu of Class A, Class C Common Stock (the "Redemption Common Stock"), or (z) in any combination of the foregoing. For purposes of determining the number of shares of Redemption Common Stock the value of which equals the Redemption Price, the Redemption Common Stock shall be deemed to have a value equal to the higher of (A) the Fair Market Value of the Common Stock on the date of the notice required by Section 6(d)(ii) above or (B) $2.50 per share (subject to appropriate adjustment to reflect any stock split, recombination of shares or similar event affecting the Common Stock of the Company); provided, however, that, as a condition to the issuance of any shares of Class A or Class C Common Stock in connection with any optional or mandatory redemption of Preferred Stock, the Corporation shall have complied with all laws, rules and regulations of any governmental or regulatory authority applicable to the issuance of such shares. No later than one Business Day prior to the applicable Redemption Date, the Corporation shall deposit with the Transfer Agent funds and, if applicable, shares of Redemption Common Stock, sufficient to pay the Redemption Price for all shares of Preferred Stock to be redeemed.

          (iv) As long as the Corporation has complied with the requirements set forth in this Section 6(d), from and after the applicable Redemption Date, shares of Preferred Stock so redeemed shall be cancelled and shall no longer be deemed to be outstanding, and, to the extent the Holders thereof no longer hold any Capital Stock, all rights of such Holders as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease.

     Section 7.   Transactions With Affiliates.

     So long as a majority of the outstanding shares of Preferred Stock are held by any funds or accounts managed or advised by Keystone Custodians, Inc., Fidelity Management and Research Company or Fidelity Management Trust Company, the Corporation shall not, and shall not permit any of its Subsidiaries to, enter into any transaction or any series of related transactions having a total value in excess of $100,000 per transaction or series of related transactions with any Affiliate (except for wholly-owned Subsidiaries), unless it has been determined in good faith and certified in writing by the Board of Directors that such transaction (i) is in the best interests of the Corporation or such Subsidiary based on full disclosure of all relevant facts and circumstances, and
(ii) is on fair and reasonable terms, no less favorable to the Corporation or such Subsidiary than terms that the Corporation or such Subsidiary and a non-affiliated Person in a similar situation would agree to in an arm's length transaction, the terms of which have been negotiated in good faith. Notwithstanding the foregoing, the Corporation and its Subsidiaries may pay reasonable compensation to their respective officers and directors.

     Section 8. Holders' Right to Redeem Preferred Stock Upon Change of Control.

          (a) If there shall have occurred a Change of Control the Corporation shall offer to purchase for cash at the Redemption Price, out of funds legally available therefor, at the option of each Initial Holder, all or any portion of the then outstanding Preferred Stock held by such Initial Holder (a "Change of Control Offer").

          (b) Procedures for Change of Control Offer.

               (i) Within 15 days of such Change of Control, the Corporation or, at the Corporation's request, the Transfer Agent, shall mail a notice by first-class mail postage prepaid to each Initial Holder, addressed to such Initial Holders at their last addresses shown on the stock transfer books of the Corporation. The notice, which shall govern the terms of the Change of Control Offer, shall state:

                    (A) that the Change of Control Offer is being made pursuant to Section 8 of this Certificate of Designations;

                    (B) the applicable Redemption Price;

                    (C) the date fixed for optional redemption, which shall be a Business Day no earlier than 30 days and no later than 60 days after the date of mailing of notice of the Change of Control Offer (the "Change of Control Purchase Date"), other than as may be required by law;

                    (D) the method by which the Initial Holder may elect to accept a Change of Control Offer, and that any Initial Holder electing to have Preferred Stock redeemed pursuant to the Change of Control Offer will be required to surrender such Preferred Stock to the Corporation by the close of business one Business Day before the Change of Control Purchase Date, together with a copy of such Initial Holder's election to accept the Corporation's Change of Control Offer;

                    (E) that Initial Holders will be entitled to withdraw, in whole or in part, their election to have Preferred Stock redeemed if the Corporation receives, not later than five Business Days prior to the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Initial Holder, the identification and amounts of the shares of Preferred Stock delivered for redemption and a statement that such Initial Holder is withdrawing its election to have all or any portion of such Preferred Stock redeemed; and

                    (F) that, if fewer than all of the outstanding shares of Preferred Stock are to be redeemed, after the applicable Redemption Date, upon surrender of the stock certificate or certificates evidencing such shares, a new stock certificate equal to the unredeemed portion will be issued.

Failure to give notice or any defect in the notice to any Initial Holder shall not affect the validity of the notice given to any other Initial Holder.

               (ii) An Initial Holder receiving a Change of Control Offer may elect to have all or any portion of its Preferred Stock redeemed by providing written notice thereof to the Corporation setting forth the identification and amounts of Preferred Stock to be redeemed and containing an appropriate telephone or facsimile transmission number at which such Initial Holder may be notified, received by the Corporation on or before the date 10 days preceding the Change of Control Purchase Date.

               (iii) No later than one Business Day prior to the applicable Change of Control Purchase Date, the Corporation shall deposit with the Transfer Agent funds sufficient to pay the Redemption Price for all shares of Preferred Stock to be redeemed. On the Change of Control Purchase Date, Preferred Stock surrendered to the Corporation as provided in this Section 8 shall be redeemed by the Corporation at the applicable Redemption Price.

               (iv) Upon surrender of a stock certificate evidencing shares of Preferred Stock that are redeemed in part, the Corporation shall issue and deliver or cause to have issued and delivered to an Initial Holder (at the Corporation's expense) a new stock certificate evidencing the unredeemed shares.

     Section 9.  Conversion Privilege.

          (a) Right of Conversion. Each outstanding share of Convertible Preferred Stock shall be convertible at the option of the Holder thereof, at any time prior to redemption thereof, into fully paid and nonassessable shares of Class A Common Stock, at the rate of that number of shares of Class A Common Stock for each full share of Convertible Preferred Stock that is equal to $2,000 divided by the Conversion Price applicable per share of Common Stock, or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions of this Section 9. For purposes of this Certificate of Designation, the "Conversion Price" applicable per share of Common Stock shall initially be equal to $4.00 and shall be adjusted from time to time in accordance with the provisions of this Section 9.

          (b) Conversion Procedures. In order to exercise the conversion privilege, the Holder of any share of Convertible Preferred Stock to be converted in whole or in part shall surrender the certificate or certificates evidencing such share (or, if such share shall have previously been submitted for redemption and not yet redeemed, the non-transferable receipt of delivery) to the Corporation and shall give written notice to the Corporation ("Conversion Notice"), that the Holder elects to convert such share or shares, or the portion thereof specified in said notice, into shares of Common Stock. The Conversion Notice shall also state the name or names (with address) in which the certificates for shares of Common Stock which shall be issuable upon such conversion shall be issued, and shall be accompanied by applicable transfer taxes, if required pursuant to subsection (g) of this Section 9. Each certificate evidencing Convertible Preferred Stock surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such shares of Convertible Preferred Stock, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Corporation duly executed by, the Holder or its duly authorized attorney.

     As promptly as practicable after receipt of a Conversion Notice and surrender of the certificate or certificates evidencing the Convertible Preferred Stock relating thereto, the Corporation shall issue and shall deliver to such Holder (or upon the written order of such Holder), a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such shares of Convertible Preferred Stock or portion thereof in accordance with the provisions of this Section 9 and a check or cash in respect of any fractional shares of Common Stock issuable upon such conversion, as provided in subsection (e) of this Section 9. In case less than all the shares of Convertible Preferred Stock represented by a certificate are to be converted, the Corporation shall issue and deliver or cause to be issued and delivered to or upon the written order of the Holder of the shares of Convertible Preferred Stock so surrendered, without charge to such Holder, a new certificate or certificates representing shares equal to the unconverted portion of the surrendered certificate.

     Each conversion shall be deemed to have been effected on the date (the "Conversion Date") on which the certificate or certificates evidencing shares of Convertible Preferred Stock (or receipt of delivery) shall have been surrendered to the Conversion Agent and a Conversion Notice with respect to such shares shall have been received by the Corporation, as described above. Any Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon conversion shall be deemed to have become on the Conversion Date the holder of record of the shares represented thereby; provided, however, that surrender of the certificate or certificates evidencing shares of Preferred Stock on any date when the stock transfer books of the Corporation shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date on which such certificate or certificates shall have been surrendered.

     Except as provided in this Section 9, no payment or adjustment will be made for dividends or other distributions with respect to any shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock as provided herein. No payment or adjustment shall be made by the Corporation to any Holder of shares of Convertible Preferred Stock surrendered for conversion in respect of dividends accrued since the last preceding Dividend Payment Date on the shares of Convertible Preferred Stock surrendered for conversion; provided, however, that if shares of Convertible Preferred Stock shall be converted subsequent to any record date with respect to any Dividend Payment Date and prior to the next succeeding Dividend Payment Date, the dividend due on such Dividend Payment Date shall be payable with respect to such shares of Convertible Preferred Stock notwithstanding such conversion, and such dividend (whether or not punctually paid or duly provided for) shall be paid to the Holder of such shares as at the close of business on such record date, and the converting Holder need not include payment in the amount of such dividend upon surrender of shares of Convertible Preferred Stock for conversion.

          (c) Cash Payments in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of Convertible Preferred Stock. If any fractional share of Common Stock would be issuable upon the conversion of any shares of Convertible Preferred Stock, the Corporation shall make an adjustment therefor in cash at the current market value thereof. The current market value of a share of Common Stock shall be the closing price on the first Business Day immediately preceding the Conversion Date, determined as provided in the definition of "Fair Market Value" set forth in Section 1 of this Certificate of Designation.

          (d) Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time by the Corporation as follows:

               (i) In case the Corporation shall (A) declare a dividend, or make a distribution, in shares of any series of its Common Stock, on any series of its Common Stock, (B) subdivide or reclassify any series of its outstanding Common Stock into a greater number of shares, (C) combine any series of its outstanding Common Stock into a smaller number of shares, (D) pay a dividend or make a distribution on any series of its Common Stock in shares of any series of its Capital Stock other than Common Stock, or (E) issue by reclassification of any series of its Common Stock shares of any series of its Capital Stock, the conversion privilege and the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of any shares of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock or other Capital Stock of the Corporation, which such Holder would have owned or have been entitled to receive after the happening of any of the events described above had such security been converted immediately prior to the happening of such event. An adjustment made pursuant to this subsection 9(d)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. In the event such dividend, issue or distribution is not so made, the conversion privilege and the Conversion Price then in effect shall be readjusted to the conversion privilege and the Conversion Price which would then be in effect if such dividend, issue or distribution had not been declared or made, but such readjustment shall not affect the number of shares of Common Stock or other shares of Capital Stock delivered upon any conversion prior to the date such readjustment is made.

               (ii) In case the Corporation shall issue rights, warrants, or options to all holders of any series of its Common Stock entitling them (for a period expiring within 60 days after the record date mentioned below) to subscribe for or purchase any series of Common Stock (or securities convertible into shares of any series of Common Stock) at a price per share less than the Fair Market Value per share of Common Stock, the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights, warrants or options by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, warrants or options plus the number of shares which the aggregate consideration received for the total number of shares so offered would purchase at such current market price, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, warrants or options plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are initially convertible). An adjustment made pursuant to this subsection (ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, warrants or options to which this subsection applies. Such adjustment shall be made successively whenever any such rights, warrants or options are issued. To the extent that any such rights, warrants or options are not so issued or expire unexercised, the Conversion Price then in effect shall be readjusted to the Conversion Price which then would be in effect if such unissued or unexercised rights, options or warrants had not been issued, but such readjustment shall not affect the number of shares of Common Stock or other shares of Capital Stock delivered upon any conversion prior to the date such readjustment is made.

               (iii) In case the Corporation shall distribute to all holders of any series of its Common Stock any of its assets or debt securities, or rights, options, warrants or convertible or exchangeable securities of the Corporation (including securities for cash, but excluding (A) distributions of Capital Stock referred to in subsection 9(d)(i) above and distributions of rights, warrants or options referred to in subsection 9(d)(ii) above, and (B) cash dividends or other cash distributions that are paid out of consolidated current net income, earned surplus or retained earnings, unless such cash dividends or other cash distributions are extraordinary cash dividends), then in each such case, the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction, the numerator of which shall be the Fair Market Value per share of the Common Stock on the record date mentioned below less the then fair market value (as reasonably determined by the Board of Directors of the Corporation, in good faith and as described in a resolution of the Board of Directors) of the portion of the assets or debt securities of the Corporation so distributed or of such rights, options, warrants or convertible or exchangeable securities applicable to one share of Common Stock, and the denominator of which shall be the Fair Market Value per share of the Common Stock on such record date. Such adjustment shall become effective immediately after the record date for the determination of shares entitled to receive such distribution. Notwithstanding the foregoing, no adjustment of the Conversion Price shall be made upon the distribution to all holders of any series of Common Stock of such rights, options, warrants or convertible or exchangeable securities if the plan or arrangement under which such rights, options, warrants or convertible or exchangeable securities are issued provides for their issuance to the holders of the shares of Convertible Preferred Stock upon conversion thereof. Such adjustment shall be made successively whenever any event listed above shall occur. In the event that any such distribution is not made, the Conversion Price then in effect shall be readjusted to the Conversion Price which then would be in effect if such distribution had not been made, but such readjustment shall not affect the number of shares of Common Stock or other shares of Capital Stock delivered upon any conversion prior to the date such readjustment is made.

               (iv) No adjustment in the Conversion Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this subsection 9(d)(iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. Anything in this Subsection 9(d) to the contrary notwithstanding, the Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required by this
Section 9(d), as it in its reasonable discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders, shall not be taxable.

               (v) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which such adjustment becomes effective, and setting forth in reasonable detail the facts requiring such adjustment and the calculation of such adjustment, and shall mail such notice of adjustment to all Holders of Convertible Preferred Stock at their last addresses appearing on the stock transfer books of the Corporation.

               (vi) In any case in which this Subsection 9(d) provides that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the Holder of any shares of Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment, and (ii) paying to such Holder any amount in cash in lieu of any fractional share of Common Stock pursuant to Subsection 9(c).

               (vii) For purposes of any computation pursuant to this Section 9(d), respecting consideration received, the following shall apply:

                    (A) in the case of the issuance of shares of Capital Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

                    (B) in the case of the issuance of shares of Capital Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Board of Directors of the Corporation or a duly authorized committee thereof (irrespective of the accounting treatment thereof), and described in a resolution of the Board of Directors or such committee; and

                    (C) in the case of the issuance of securities convertible into or exchangeable or exercisable for shares of Capital Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (1) and (2) of this Section).

               (viii) If after an adjustment a Holder of shares of Convertible Preferred Stock may, upon conversion of such Security, receive shares of two or more classes of Capital Stock of the Corporation, the Corporation shall determine on a fair basis the allocation of the adjusted Conversion Price between the classes of Capital Stock. After such allocation, the conversion privilege and the Conversion Price of each class of Capital Stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 9.

               (ix) In no event shall an adjustment pursuant to this subsection 9(d) reduce the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock.

          (e)  Effect of Reclassification, Consolidation, Merger or Sale.

     If any of the following events occur, namely (i) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with another Person shall be effected as a result of which holders of Common Stock issuable upon conversion of shares of Convertible Preferred Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of the properties and assets of the Corporation as, or substantially as, an entirety to any other Person, then the Corporation or such successor or purchasing Person, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents to establish that each share of Convertible Preferred Stock then outstanding shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of such shares of Convertible Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such provisions shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9.

     If this Section applies with respect to a transaction, subsection 9(d) shall not apply with respect to that transaction. The above provisions of this subsection shall similarly apply to successive reclassifications, consolidations, mergers and sales.

          (f) Voluntary Adjustment. The Corporation at any time may reduce the Conversion Price by any amount and for any period of time, provided that such period is not less than twenty (20) Business Days. Whenever the Conversion Price is reduced pursuant to this Subsection 9(f), the Corporation shall mail to the Holders, a notice of the reduction at least 15 days before the date the reduced Conversion Price takes effect and such notice shall state the reduced Conversion Price and the period it will be in effect.

          (g) Taxes on Shares Issued. The issuance of stock certificates upon conversion of shares of Convertible Preferred Stock shall be made without charge to the converting Holder for any tax in respect of the issuance thereof. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of stock in any name other than that of the Holder of shares of Convertible Preferred Stock converted (or any nominee thereof), and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

          (h) Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements. The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, sufficient shares of Class A and Class C Common Stock to provide for the conversion of all shares of Convertible Preferred Stock from time to time outstanding.

     The Corporation covenants that all shares of Common Stock which may be issued upon conversion of shares of Preferred Stock will upon issuance be fully paid and nonassessable by the Corporation and free from all taxes, liens and charges with respect to the issuance thereof.

               (i) Notice to Holders Prior to Certain Actions. In case: the Corporation shall take any action that would require an adjustment in the Conversion Price pursuant to clauses (i), (ii) or (iii) of subsection 9(d) above; or

               (ii) any event described in subsection 9(e) above shall occur; or

               (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

the Corporation shall cause notice of such proposed action or event to be mailed to each Holder of record of Convertible Preferred Stock at its address appearing on the stock transfer books of the Corporation, as promptly as possible but in any event at least thirty days prior to the proposed record date for a dividend or distribution or proposed effective date of a subdivision, combination, reclassification, consolidation, merger, exchange, transfer, liquidation or dissolution; provided, however, that in the event that the Corporation provides public notice of such proposed action or event specifying the information set forth below at least ten days prior to the proposed record date or proposed effective date, the Corporation shall be deemed to have satisfied its obligation to provide notice pursuant to this subsection 9(i). In any event, such notice shall specify (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution or rights or warrants are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of record of Class A Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding-up or termination.

     Section 10. Voting Rights of Preferred Stock.

          (a) General. Except as set forth in this Section 10 or as is otherwise required by law, the shares of Preferred Stock shall have no voting rights, and consent of the Holders of Preferred Stock shall not be required for taking any corporate action. In connection with any right to vote, each Holder of a share of Preferred Stock shall have one vote for each share held. Any shares of Preferred Stock owned, directly or indirectly, by the Corporation or any of its Subsidiaries shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

          (b) In the event that the Corporation shall have failed to discharge any mandatory redemption obligation with respect to either series of the Preferred Stock, the Corporation's Board of Directors will be increased by one director and the holders of all shares of Preferred Stock, voting as a single class, will be entitled to elect such additional director. Such voting right will continue until such time as the Corporation has fulfilled its mandatory redemption obligation.

          (c) Certain Amendments. So long as any shares of Preferred Stock remain outstanding:

               (i) the affirmative vote of the Holders of 100% of the outstanding shares of Convertible Preferred Stock or Redeemable Preferred Stock, as the case may be, voting as a separate class, shall be required in order to change (A) the amount of the Liquidation Preference or the dividend rate of, or any provision of Section 4 hereof relating to the calculation of the dividend on, the shares of such series, or (B) any provision of subsection 6(a), subsection 6(b) or subsection 8(a) hereof adversely affecting the rights of Holders of shares of such series or this Section 10; and

               (ii) the affirmative vote of the Holders of at least 51% of the outstanding shares of Convertible Preferred Stock or Redeemable Preferred Stock, as the case may be, voting as a separate class, shall be required in order to
(A) amend, alter or repeal any of the provisions of the Restated Certificate of Incorporation of the Corporation, as amended to date, or this Certificate of Designations, so as to adversely affect any right, preference or voting power of the holders of shares of such series, or (B) authorize, create or issue any class or series of Capital Stock of the Corporation that is senior to the Convertible Preferred Stock or Redeemable Preferred Stock, as the case may be, with respect to dividends or the distribution of assets upon dissolution, liquidation or winding up of the Corporation.

     The foregoing voting provisions shall not apply if, at or prior to the time when the action with respect to which such vote would otherwise be required to be effected, all outstanding shares of Convertible Preferred Stock or Redeemable Preferred Stock, as the case may be, shall have been redeemed or notice of redemption shall have been provided and sufficient funds (and, if applicable, shares of Redemption Common Stock) shall have been delivered to the Transfer Agent to effect such redemption.

     Section 11.  Transfers; Replacement of Certificates.

          (a) Transfers. Subject to any restrictions on transfer under applicable securities or other laws, shares of Preferred Stock may be transferred on the books of the Corporation by the surrender to the Corporation of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with transfer stamps (if necessary) affixed, and such proof of the authenticity of signature as the Corporation or the Transfer Agent may reasonably require.

          (b) Replacement of Certificates. If any mutilated certificate representing shares of Preferred Stock is surrendered to the Corporation, or if a Holder claims the certificate representing shares of Preferred Stock has been lost, destroyed or willfully taken, the Corporation shall issue a replacement certificate of like tenor and date if (i) the Holder provides an indemnity bond or other security sufficient, in the reasonable judgment of the Corporation, to protect the Corporation and any authenticating agent and any of their officers, directors, employees or representatives from any loss which any of them may suffer if a certificate representing shares of Preferred Stock is replaced, and
(ii) the Holder satisfies any other reasonable requirements of the Corporation.

     Section 12. Reacquired Shares. Any shares of Preferred Stock which are purchased, redeemed or otherwise acquired by the Corporation, shall be retired and cancelled by the Corporation promptly thereafter. No such shares shall upon their cancellation be reissued.

     IN WITNESS WHEREOF, Ampex Corporation has caused this Certificate of Designations to be duly signed by its duly authorized officer this 24th day of June, 1998.

                              AMPEX CORPORATION

                              By:/s/ Craig L. McKibben
                              Name:  Craig L. McKibben
                              Title:  Vice President